Exhibit 23.6

Company Registration No. 201723356G

VIA E-MAIL	CONFIDENTIAL

DATE:	8 February 2021

TO:	EBANG INTERNATIONAL HOLDINGS INC.
26-27/F, Building 3, Xinbei Qianjiang International Building
Qianjiang Economic and Technological Development Zone
Yuhang District, Hangzhou, Zhejiang, 311100
People’s Republic of China

FROM:	Bayfront Law LLC

WRITER:	clarence.guo@bayfrontlaw.sg

SUBJECT:	Registration Statement on Form F-1 (File No. 333-252804)

Ladies and Gentlemen:

We have acted as special Singapore counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (the Company), in connection with the filing of a registration statement on Form F-1 (Reg No. 333-252804) (as amended, the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely

/s/ Bayfront Law
BAYFRONT LAW LLC

BAYFRONT LAW LLC

79 ROBINSON ROAD, #14-01, SINGAPORE 068897	OFFICE TEL: +65 6922 7976